Exhibit 99.1

FOR IMMEDIATE RELEASE

November 13, 2014

Contacts:     Melanie J. Dressel, President

and Chief Executive Officer

(253) 305-1911

Clint E. Stein, Executive Vice President

and Chief Financial Officer

(253) 593-8304

Columbia Banking System Announces Intermountain Community Bancorp Final Merger Election Results

TACOMA, Wash., November 13, 2014 /PRNewswire/ — Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”) today announced the final results of the elections made by the former shareholders of Intermountain Community Bancorp (“Intermountain”) regarding the form of consideration to be received in the sale of Intermountain to Columbia, which was completed effective as of November 1, 2014.

Pursuant to the terms of the merger agreement, dated July 23, 2014, former Intermountain shareholders were entitled to receive merger consideration per share of Intermountain common stock (an “Intermountain Share”) consisting of 0.7345 of a share of Columbia common stock (a “Columbia Share”), $18.3315 in cash, or a unit consisting of a mix of 0.6426 of a Columbia Share and $2.2930 in cash, subject to the proration and allocation procedures set forth in the merger agreement.

The final results of the elections made by former Intermountain shareholders are as follows:

•	Holders of 1,404,406 Intermountain Shares, or approximately 21.4% of the outstanding Intermountain Shares, made valid elections to receive Columbia Shares only.

•	Holders of 4,013,200 Intermountain Shares, or approximately 61.3% of the outstanding Intermountain Shares, made valid elections to receive cash only.

•	Holders of 516,876 Intermountain Shares, or approximately 7.9% of the outstanding Intermountain Shares, made valid elections to receive a unit consisting of Columbia Shares and cash.

•	Holders of 614,504 Intermountain Shares, or approximately 9.4% of the outstanding Intermountain Shares, did not make an election or were deemed not to have made a valid election, and will receive merger consideration pursuant to the proration and allocation formulas set forth in the merger agreement.

Columbia’s average closing price, as calculated under the merger agreement, was $24.9587 per share. Pursuant to the merger agreement, the maximum aggregate cash component of the merger consideration, after adjustments for Intermountain Shares canceled prior to closing, is $15,016,825 and the aggregate stock component of the merger consideration is 4,208,378 Columbia Shares. Each Intermountain Share for which a valid election was made to receive stock consideration will receive approximately 0.7345 of a Columbia Share. Because the cash election was oversubscribed, pursuant to the proration formula set forth in the merger agreement, former Intermountain shareholders will receive approximately $3.0954 in cash and 0.6105 of a Columbia Share for each Intermountain Share for which a valid election was made to receive cash. Each Intermountain Share for which a valid mixed election was made, or for which no election was made or deemed to have been validly made, will receive approximately $2.2930 in cash and 0.6426 of a Columbia Share. No fractional shares of Columbia common stock will be issued; in lieu of fractional shares, former Intermountain shareholders will receive cash.

Former Intermountain shareholders may direct questions regarding the exchange of their shares to Intermountain Shareholder Services at (888) 353-2194.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

More information about Columbia can be found on its website at www.columbiabank.com.

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